UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2008

B of I HOLDING, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51201	33-0867444
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

12777 High Bluff Drive, Suite 100, San Diego, CA	92130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 350-6200

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01. Entry into a Material Definitive Agreement.

B of I Holding, Inc. (the “Company”) commenced a private offering of up to $14 million in aggregate liquidation amount of a newly created series of its preferred stock designated “Series B – 8% Cumulative Convertible Nonparticipating Perpetual Preferred Stock ( the “Preferred Stock”) (the “Offering”) and pursuant thereto entered into subscription agreements (“Subscription Agreements”) with certain investors and with certain members of the board of directors of the Company as of June 24 and June 27, 2008, respectively. The Offering is a private placement made only to offerees who qualify as “accredited investors” under applicable federal and state securities laws and regulations and under the terms of the Offering set forth in the Subscription Agreement. Subscribers who entered into Subscription Agreements on June 24th and June 27th, 2008, respectively, subscribed for shares of Preferred Stock totaling $3,750,000 in aggregate liquidation amount and such initial purchases of Preferred Stock pursuant to the Offering closed on June 30, 2008. The Offering will continue and there may be one or more additional closing dates to accommodate further subscriptions up to the maximum amount of the Offering. The Offering is expected to conclude by July 31, 2008.

The Preferred Stock is being offered at a price of $1,000 per share and has a liquidation preference of $1,000 per share over shares of common stock. In the event of liquidation, the Series B Preferred Stock ranks pari passu with the Series A Preferred Stock and the amount available for distribution to the holders of Series A and Series B Preferred Stock is prescribed in the Certificate of Designation (as defined in Item 5.05 below). The Preferred Stock is entitled to cumulative dividends at a rate of 8.0% per annum when and as declared by the Company’s board of directors quarterly in arrears on January 15, April 15, July 15 and October 15 of each year. Each share of Preferred Stock is immediately convertible at the option of the holder into 111 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), which is equivalent to a conversion price of $9.00 per share of Common Stock. Under certain circumstances specified in the Certificate of Designation, the Company may require holders of Preferred Stock to convert their shares into Common Stock. Generally, the Preferred Stock has no voting rights and may be redeemed by the Company at a premium starting in June of 2011. The foregoing description of the Certificate of Designation is a summary only, and is qualified in its entirety by reference to the full text of such documents, which is filed as Exhibit 3.01 hereto and is incorporated by reference herein.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 is incorporated into this Item by reference.

Item 3.03. Material Modification of Rights of Security Holders.

The information set forth in Item 1.01 is incorporated into this Item by reference.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Effective June 27, 2008, the Company filed a Certificate of Designation with the Delaware Secretary of State establishing the rights, preferences, privileges and restrictions applicable to the Preferred Stock. Information regarding the terms of the Preferred Stock is set forth in Item 1.01 and is incorporated into this Item by reference. The foregoing description of the Certificate of Designation in Item 1.01 is a summary only, and is qualified in its entirety by reference to the full text of the Certificate of Designation, which is filed as Exhibit 3.01 hereto and is incorporated by reference herein.

Item 7.01 Regulation FD Disclosure.

Attached as Exhibit 99.1 is a press release announcing the Company’s private placement of the Preferred Stock. The Company also provided financial disclosures about its anticipated operating results for the fourth quarter ended June 30, 2008. In accordance with general instruction B.2 of Form 8-K, the information in this report (including exhibits) that is being furnished pursuant to Item 7.01 of Form 8-K shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act, as amended, or otherwise subject to liabilities of that section, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as expressly set forth in such filing. This report will not be deemed an admission as to the materiality of any information in the report that is required to be disclosed solely by Regulation FD.

Item 9.01 Financial Statements Pro Forma Financial Information and Exhibits.

(d) Exhibits

Exhibit 3.01 – Certificate of Designation for Series B Preferred Stock, dated June 27, 2008

Exhibit 99.1 – Press Release dated June 30, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

B of I HOLDING, INC.

Date: June 30, 2008	By:	/s/ Gregory Garrabrants
Gregory Garrabrants
Chief Executive Officer